EXHIBIT 4.1

UNIVERSAL HEALTH SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Universal Health Services, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide eligible Employees of Universal Health Services, Inc., a Delaware corporation (the “Company”), and its Participating Subsidiaries with a convenient way to acquire shares of Common Stock through payroll deductions.

2. Definitions. Wherever used herein, the following terms have the following meanings:

(a) “Account” means the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(e) “Common Stock” means the Company’s Class B Common Stock, $0.01 par value per share.

(f) “Compensation” means all regular salary, wages or earnings, including overtime pay, commissions and bonuses.

(g) “Effective Date” means February 1, 2005.

(h) “Employee” means an individual who performs services for the Company or a Participating Subsidiary in an employer-employee relationship. Employees shall not include independent contractors, leased employees or employees of a third party under an agency agreement.

(i) “Exercise Date” means the last day of an Offering Period.

(j) “Fair Market Value” means the fair market value of a share of Common Stock as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share of the Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

(k) “Offering Period” means (i) with respect to the first Offering Period under the Plan, the five month period commencing February 1, 2005 and ending June 30, 2005, (ii)

with respect to the second and third Offering Periods under the Plan, the quarterly periods commencing July 1, 2005 and October 1, 2005, respectively, and (iii) thereafter, the quarterly periods commencing as of January 1, April 1, July 1 and October 1 of each calendar year; provided, however, that the Committee may, in its sole discretion, modify the duration of any Offering Period, including the commencement and termination dates thereof, prior to the commencement of any such Offering Period.

(l) “Participant” means any Employee for whom an Account is maintained under the Plan.

(m) “Participating Subsidiary” means (i) any entity in which the Company holds, directly or indirectly, at least a 50% ownership interest, or (ii) any other entity in which the Company holds, directly or indirectly, a substantial ownership interest (that is less than a 50% ownership interest) and which has been designated by the Committee as a Participating Subsidiary including, without limitation, the entities set forth on Schedule I hereto (as amended or supplemented from time to time).

(n) “Purchase Price” shall have meaning specified in Section 8.

3. Available Shares. Subject to the provisions of Section 13 hereof, the maximum number of shares of Common Stock available for issuance pursuant to the Plan shall not exceed 1,000,000. Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously-issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder.

4. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decisions of the Committee with regard to questions of construction, interpretation and administration, shall be final, binding and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

5. Eligibility.

(a) Eligibility. Except as provided in Section 5(b) and (c) below, an Employee shall be eligible to become a Participant in the Offering Period next following (or commencing on) the date he or she has completed thirty (30) consecutive days of employment with the Company or a Participating Subsidiary (or such other period of employment determined by the Committee prior to the commencement of any Offering Period).

(b) Ineligible Employees. Notwithstanding any other provision of the Plan to the contrary, unless otherwise determined by the Committee, the following Employees shall be ineligible to participate in the Plan:

(i) Employees who are members of a collective bargaining unit whose agreement with the Company or a Participating Subsidiary does not provide for participation in the Plan;

(ii) Employees who are not regularly scheduled to work at least twenty (20) hours per week;

(iii) Employees who are classified by the Company or a Participating Subsidiary as seasonal, temporary or per diem employees; and

(iv) Employees who, immediately after the grant of an option hereunder, directly or indirectly, own stock (or other ownership interests) and/or hold outstanding options to purchase stock (or other ownership interests) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock (or other ownership interests) of the Company or any Participating Subsidiary.

(c) Additional Eligibility Restrictions. An Employee who makes a hardship withdrawal from a Company sponsored 401(k) plan shall be prohibited from participating in the Plan for one year (or such other period determined by the Committee) after the date of such withdrawal.

6. Enrollment An eligible Employee shall become a Participant for an Offering Period by filing a Plan enrollment form with the Company authorizing payroll deductions prior to the Offering Period. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, limit the number of shares of Common Stock a Participant may purchase during any Offering Period.

7. Payroll Deduction. At the time a Participant enrolls in the Plan, he or she shall be required to elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election; provided that

(a) no more than $12,000 (or such other amount determined by the Committee) may be deducted from a Participant’s Compensation during any calendar year; and

(b) the Committee, acting in its discretion, may establish a minimum required amount of Compensation which is required to be withheld during an Offering Period.

All payroll deductions made for a Participant shall be credited to the Participant’s Account. Interest shall not accrue on any amounts credited to a Participant’s Account. The rate of a Participant’s contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant at such time and in such manner as the Committee may prescribe.

8. Purchase Price. Subject to Section 13 of the Plan, the “Purchase Price” per share shall be equal to ninety percent (90%) of the Fair Market Value of a share of Common Stock on the Exercise Date (or such other Purchase Price determined by the Committee prior to the commencement of any Offering Period, provided that, in no event, shall the Purchase Price be less than eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (i) the first day of the Offering Period or (ii) the Exercise Date). Notwithstanding the foregoing, the Purchase Price per share for the first Offering Period under the Plan shall be equal to ninety percent (90%) of the lesser of the Fair Market Value of a share of Common Stock on (i) the first day of the Offering Period or (ii) the Exercise Date.

9. Purchase of Shares. On each Exercise Date, the amount credited to a Participant’s Account shall be used to purchase the number of shares of Common Stock determined by dividing the amount credited to the Participant’s Account by the Purchase Price per share. The balance, if any, remaining in the Participant’s Account in excess of the total purchase price of the shares so purchased shall be credited to the Participant’s Account as of the beginning of the next Offering Period and, unless otherwise determined by the Committee, shall be denominated in such Participant’s Account as a fractional share of Common Stock during such Offering Period, subject to the Participant’s continuing withdrawal right. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously purchased for Participants under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares shall be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

10. Discontinuance; Suspension; Withdrawal; Withholding Changes.

(a) Discontinuance. At any time during an Offering Period, a Participant may discontinue contributions under the Plan by written notice delivered to the Company, in such form as the Company may prescribe. This notice become effective as soon as practicable following its receipt by the Company.

(b) Suspension. All contributions by a Participant shall be automatically suspended upon a hardship withdrawal from a Company sponsored 401(k) plan. A Participant whose contributions have been so suspended shall become eligible to resume participation in the Plan in accordance with Section 5(c) above.

(c) Withdrawal. A Participant may elect to withdraw all, but not less than all, of the amount credited to his or her Account in cash at any time during an Offering Period except on the Exercise Date with respect to that Offering Period by written notice delivered to the Company, in such form as the Company may prescribe. If a withdrawal is made during an Offering Period, no further contributions will be permitted during that Offering Period by the withdrawing Participant.

(d) Withholding Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by filing a new Plan enrollment form with the Company authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable after the Company’s receipt of the new enrollment form.

11. Termination of Employment. Any Participant whose employment with the Company or a Participating Subsidiary is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant’s Account during the Offering Period shall be paid to the Participant in cash or, in the case of a deceased Participant, to the Participant’s beneficiary, as soon as practicable after the Participant’s termination of employment.

12. Rights as a Stockholder. No shares of Common Stock shall be issued under the Plan until full payment therefor has been made. A Participant shall have no rights as a stockholder with respect to any shares covered by an option granted hereunder until the date a stock certificate for such shares is issued to him or her and shall have no rights as a stockholder with respect to amounts credited to his or her Account that are denominated as fractional shares. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

13. Capital Changes, Reorganization, Sale.

(a) Adjustments Upon Changes in Capitalization. The number and class of shares of Common Stock which may be issued under the Plan, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

(b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant shall be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant’s Account which is not used to purchase Common Stock before the Exchange Transaction shall be distributed to the Participant. Notwithstanding the preceding sentence, (i) if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock shall be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis; and (ii) the Committee, acting in its discretion, may suspend operation of the Plan as of any date that occurs after a contract is made which, if consummated, would result in an Exchange Transaction and before the Exchange Transaction is consummated.

(c) Definition of Exchange Transaction. For purposes hereof, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

(d) Fractional Shares. In the event of any adjustment in the number of shares of Common Stock covered by any right pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such right will cover only the number of full shares of Common Stock resulting from the adjustment.

(e) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

14. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided that any such amendment shall be subject to the approval of the Company’s stockholders if (a) such amendment would increase the aggregate number of shares of Common Stock which may be issued under the Plan (except as otherwise provided in Section 13 hereof), or (b) such approval is otherwise required by applicable law or exchange requirements.

15. Transferability. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant’s lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant’s Account in the event of the Participant’s death during an Offering Period. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant’s death, the Participant’s estate shall be deemed to be his or her designated beneficiary.

16. No Rights Conferred. Nothing contained in the Plan shall be deemed to give any Participant any right to be retained in the employ of the Company or a Participating Subsidiary or to interfere with the right of the Company or a Participating Subsidiary to discharge such Participant at any time.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Legal Requirements. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

19. Status of Plan. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, but is intended to qualify as a “stock purchase plan” within the meaning of Rule 16b-3(b)(5) by satisfying the coverage and participation requirements of Sections 423(b)(3) and 423(b)(5) of the Code and will be construed and administered accordingly. The Plan is not intended to be a “nonqualified deferred compensation plan” under Section 409A of the Code and shall be construed and administered accordingly. If any term or provision contained herein would otherwise cause the Plan to be characterized as a “nonqualified deferred compensation plan” under Section 409A of the Code, then, without further action by the Company, such term or provision shall automatically be modified to the extent necessary to avoid such characterization.

20. Governing Law. The Plan shall be governed by the laws of the State of Delaware, without regard to its conflict of laws provisions.

21. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final, binding and conclusive.

22. Stockholder Approval. The Plan shall be effective on the Effective Date, subject to approval by the stockholders of the Company. Notwithstanding any other provisions of the Plan, no shares of Common Stock may be purchased under the Plan prior to the date of such approval.

SCHEDULE I

LIST OF DESIGNATED SUBSIDIARIES

None.